Exhibit 99.1

Pitney Bowes Announces Strong Preliminary Results for Q1 2026 and Raises Full-Year Financial Guidance
Company Will Issue Complete Q1 2026 Results Post-Market on May 5, 2026, and Host an Investor Conference Call the Following Morning

SHELTON, Conn. (April 21, 2026)- Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world, today announced preliminary, unaudited financial results for the first quarter of fiscal year 2026. In addition, Pitney Bowes announced it is raising its full-year financial guidance.

Kurt Wolf, Chief Executive Officer and Director, commented:

“We delivered strong financial results in the first quarter thanks to exceptional execution across the organization. Our performance reflects broad-based revenue strength in SendTech, competitive wins in Presort, and continued cost management throughout all of our functional areas and business units. Our robust start to the year, combined with improving sales trends and share repurchases, has given us the confidence to raise our full-year guidance across all financial metrics. Our strong results and improving outlook are a testament to the dedication of the Pitney Bowes employee base. Their hard work has enabled us to build momentum as we pivot to pursuing profitable growth.”

Preliminary, Unaudited Financial Results for Q1 2026

•Revenue of approximately $477 million, compared to Q1 2025 revenue of $493 million. This 3% rate of decline represents an improvement from our 5% Y-o-Y decline in Q1 of 2025 and a 7% Y-o-Y decline last quarter.

•Adjusted EBIT (AEBIT) of approximately $130 million, compared to Q1 2025 Adjusted EBIT of $120 million.

•Adjusted EPS of approximately $0.47, compared to Q1 2025 Adjusted EPS of $0.33.

•Free Cash Flow of approximately $44 million, compared to Q1 2025 use of $20 million.

Updated Full Year 2026 Guidance

$ millions, except EPS	Updated Guidance	Initial Guidance
Revenue	$1,800 - $1,860	$1,760 - $1,860
Adjusted EBIT*	$425 - $465	$410 - $460
Adjusted EPS*	$1.50 - $1.65	$1.40 - $1.60
Free Cash Flow	$345 - $380	$340 - $370

*Initial Guidance for Adjusted EBIT and Adjusted EPS excluded approximately $15.4 million and $0.08, respectively, in certain pension related expenses. After further analysis, the Company concluded it will no longer exclude these expenses. As such, Updated Guidance for Adjusted EBIT now includes an addback of approximately $15.4 million of pension related costs, and Adjusted EPS now includes an addback of $0.08 of post-tax pension related costs.

Please note that, even after accounting for the inclusion of these costs, the Company felt confident issuing increased Updated Guidance based on early-year outperformance, increased sales momentum, improving forecasting capabilities, and a reduction in share count.

Conference Call and Webcast

The Company will issue its results for the first quarter of 2026 on May 5, 2026, after market close and host an investor conference call the next morning at 8:00 a.m. ET. This call and all supplemental information can be accessed on Pitney Bowes’ investor relations site at https://www.investorrelations.pitneybowes.com/.

When: May 6, 2026
Time: 8:00am ET
Conference Call Pre-Registration: Dial-in Link
Webcast: Webcast Link

A recording of the call will also be available on the Company’s website after the call.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Adjusted Segment EBIT

Adjusted Segment EBIT is the primary measure of profitability and operational performance at the segment level. Adjusted Segment EBIT includes segment revenues and related costs and expenses attributable to the segment, but excludes interest, taxes, restructuring charges, corporate expenses, and other items not allocated to a business segment. We also report Adjusted Segment EBITDA as an additional useful measure of segment profitability and operational performance, which is calculated as Adjusted Segment EBIT plus depreciation and amortization expense of the segment.

Use of Non-GAAP Measures

Pitney Bowes’ financial results are reported in accordance with generally accepted accounting principles (GAAP). Pitney Bowes also discloses certain non-GAAP measures, such as adjusted earnings before interest and taxes (Adjusted EBIT), adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), adjusted earnings per share (Adjusted EPS) and free cash flow.

Adjusted EBIT, Adjusted EBITDA and Adjusted EPS exclude the impact of restructuring charges, foreign currency gains and losses on intercompany loans, certain costs associated with the Ecommerce Restructuring, gains and losses on debt redemptions and other unusual items that we believe are not indicative to our core business operations.

Free cash flow adjusts cash flow from operations calculated in accordance with GAAP for capital expenditures, restructuring payments and other special items. Management believes free cash flow provides better insight into the amount of cash available for other discretionary uses.

Forward-Looking Statements

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance, including, but not limited to, statements about future revenue and earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could cause future financial performance to differ materially from expectations include, without limitation, changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; accelerated or sudden decline in physical mail volumes; inability to compete effectively with our Sending Technology Solutions competitors; changes in trade policies, tariffs and regulations; the loss of some of Pitney Bowes’ larger clients in the Presort Services segment; global supply chain issues adversely impacting our third party suppliers’ ability to provide us products and services; periods of difficult economic conditions, the impacts of inflation and rising prices, higher interest rates and a slow-down in economic activity, including a global recession, or a U.S. government shutdown, to the Company and our clients; changes in foreign currency exchange rates; changes in labor and transportation availability and costs; inability to successfully execute on our strategic initiatives; and other factors as more fully outlined in the Company's 2025 Form 10-K/A Annual Report and other reports filed with the Securities and Exchange Commission during 2026. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events, or developments.

Contacts

For Investors:

Alex Brown
investorrelations@pb.com

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